                                                                    EXHIBIT 11.1

               ABT BUILDING PRODUCTS CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME PER COMMON SHARE

                                          YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1995         1996         1997
                                         ------------ ------------ ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income.............................    $16,487      $23,152      $15,490
                                           =======      =======      =======
Basic weighted average number of shares
 outstanding...........................     10,707       10,433       10,547
Weighted average common equivalent
 shares................................        940        1,086        1,031
                                           -------      -------      -------
Diluted weighted average number of
 common shares outstanding.............     11,647       11,519       11,578
                                           =======      =======      =======
Net Income Per Common Share
  Basic................................    $  1.54      $  2.22      $  1.47
                                           =======      =======      =======
  Diluted..............................    $  1.42      $  2.01      $  1.34
                                           =======      =======      =======